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Exhibit 10.51

PLACEMENT AGENCY AGREEMENT

June 1, 2005

Power Efficiency Corporation
3900 Paradise Road, Suite 283
Las Vegas, NV 89109

Ladies and Gentlemen:

        This Placement Agency Agreement (the "Agreement") confirms the retention by Power Efficiency Corporation, a Delaware corporation (the "Company"), of Joseph Stevens & Company, Inc. (the "Placement Agent"), to act as the exclusive placement agent on a "best efforts" basis in connection with the private placement (the "Placement") of Units (as defined below) of the Company on the terms set forth below.

1.     PLACEMENT

        (a)   The securities of the Company which are the subject of the Placement shall consist of a minimum of One Million Dollars ($1,000,000) (the "Minimum Amount") and a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Maximum Amount"), subject to increase as set forth in Section (1)(b) below, of units (the "Units"), at a price per Unit of $50,000 (the "Unit Price"). It is expressly understood by the parties hereto that One Million Dollars ($1,000,000) of the Maximum Amount may include the Insider Amount (defined below). Each Unit shall consist of:

          (i)    a number of shares (the "Shares") of common stock of the Company, par value $0.001 per share (the "Common Stock"), determined by dividing: (i) the Unit Price by (ii) a price equal to 50% of the 5-day average of the closing bid price of the shares of Common Stock on the OTC Bulletin Board (the "Common Stock Purchase Price") prior to the initial closing of the Placement (the "Initial Closing") or any subsequent closing of the Placement as contemplated hereby (each, a "Subsequent Closing" and together with the Initial Closing, each, a "Closing" and collectively, the "Closings"), with a floor (the "Lowest Permissible Purchase Price") on the Common Stock Purchase Price of Twenty Cents ($.20) and a ceiling (the "Maximum Purchase Price") on the Common Stock Purchase Price of Thirty Two and One Half Cents ($.325). If one or more Subsequent Closings occurs, the Common Stock Purchase Price for the Shares purchased in each prior Closing shall be adjusted to equal the lowest Common Stock Purchase Price for all of the Closings and the number of Shares and Warrants previously issued to purchasers in the Placement shall be adjusted accordingly so that each purchaser in the Placement purchases the Units at the same Common Stock Purchase Price; and

          (ii)   a warrant (each a "Warrant" and, collectively, the "Warrants") to purchase, at any time prior to the fifth (5th) anniversary following the date of issuance of the Warrant, a number of shares of Common Stock equal to fifty percent (50%) of the number of Shares included within each Unit, at a price per share of Common Stock equal to two hundred percent (200%) of the of the 5-day average of the closing sales price of the shares of Common Stock on the OTC Bulletin Board prior to the applicable Closing (the "Warrant Exercise Price"). If one or more Subsequent Closings occurs, the Warrant Exercise Price of the Warrants purchased in each prior Closing shall be adjusted to equal the lowest Warrant Exercise Price for all of the Closings. The shares of Common Stock underlying each Warrant are referred to herein as the "Warrant Shares." The Units, the Shares, the Warrants, the Warrant Shares and the Placement Agent Warrants (and underlying securities) are sometimes referred to collectively herein as the "Securities."

        No fractional Shares or Warrants will be issued in connection with the Placement. All fractional Shares and Warrants to be issued in connection with the Placement, and all fractional Warrant Shares to be issued upon exercise of the Warrants, will be rounded up or down to the next full number of Shares, Warrants or Warrant Shares, as applicable.

        (b)   The Placement Agent will, on an exclusive basis, conduct the Placement on a "best efforts" basis, it being understood and agreed, however, that the Placement Agent shall have the right, in its sole discretion, to invite other NASD member firms to participate in the Placement, and to pay (or, with the reasonable agreement of the Company, cause the Company to pay) a portion of the compensation to be received by the Placement Agent pursuant to this Agreement to any such NASD member firm. The Company shall not pursue any other equity financing (including convertible securities) of the Company's securities during the term of this Agreement. Additionally, the Company and the Placement Agent may mutually agree to increase the number of Units offered in the Placement up to a maximum of sixty (60) Units ($3,000,000), without notice to the Investors (defined below).

        (c)   The Initial Closing is expected to be on or before the Termination Date (hereinafter defined) (the "Initial Closing Date"), subject to extension by the Placement Agent in its sole discretion without notice to investors in the Placement (the "Investors"), and Subsequent Closings may be conducted during the Offering Period (defined below) until the date on which the Maximum Amount is subscribed for by Investors and accepted by the Company (the "Final Closing Date"). Unless terminated earlier in the Company's sole discretion, the offering period for the Placement (the "Offering Period") will commence on the date hereof and expire on the earlier to occur of: (i) August 31, 2005 (the "Termination Date"), (ii) the date on which the Maximum Amount is subscribed for and accepted by the Company or (iii) the termination of the Placement pursuant to the terms of this Agreement. The Termination Date may be extended by an additional 30 days by mutual agreement of the Company and the Placement Agent without notice to the Investors. The minimum subscription amount per Investor shall be Fifty Thousand Dollars ($50,000), except that the Company and the Placement Agent may, in their sole discretion and without notice to the Investors, accept subscriptions for a lesser amount.

        (d)   The Placement will be made pursuant to the Memorandum (as defined in Section 2 below). The Securities will not be registered under the Securities Act of 1933, as amended, or any applicable successor statute (the "Securities Act"), but will be issued in reliance on the private offering exemption available under Section 4(2) of the Securities Act and the Rules and Regulations (as defined below) promulgated thereunder, including Regulation D ("Regulation D"). The Placement Agent understands that all subscriptions for Units are subject to acceptance by the Company. The Company and the Placement Agent reserve the right in their reasonable discretion to accept or reject any or all subscriptions for Units, in whole or in part, regardless whether any funds have been deposited into an escrow account. Any subscription monies received by the Placement Agent from Investors will be handled in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Placement Agent is subject to the Exchange Act, and as otherwise may be prescribed by the terms of the Memorandum. As used herein, the term "Rules and Regulations" means the applicable rules and regulations promulgated under the Securities Act and the Exchange Act.

        (e)   Until the Initial Closing is held, all subscription funds received shall be held by American Stock Transfer & Trust Company (the "Escrow Agent") in a non-interest bearing escrow account established for such purpose (the "Escrow Account"). The Placement Agent shall not have any independent obligation to verify the accuracy or completeness of any information contained in any Subscription Documents (as defined in Section 2 below) or the authenticity, sufficiency or validity of any check delivered by any prospective Investor in payment for the Units, nor shall the Placement Agent incur any liability with respect to any such verification or failure to verify. All subscription checks and funds shall be promptly and directly delivered without offset or deduction to the Escrow Agent for deposit into the Escrow Account.

        (f)    The Company's management shall have the right to convert bridge financing debt to be incurred prior to the Initial Closing into Units and the Company's management, directors and 5% shareholders (the "Insiders") shall have the right to participate as investors in the Offering; provided, however, that the Units which Insiders shall be entitled to purchase (directly or through bridge conversion) shall not exceed $1,000,000 in the aggregate (the "Insider Amount"); provided further, however, that the Placement Agent shall not be entitled to the compensation set forth in this Agreement with respect to the Insider Amount. If management introduces non-Insider investors who purchase Units in the Offering, then the Placement Agent shall be entitled to the same compensation as set forth in this Agreement.

2.     OFFERING MEMORANDUM AND RELATED MATTERS

        (a)   The Company has prepared a Confidential Private Placement Memorandum, dated as of June 1, 2005, relating to the Company and the Placement (such memorandum, together with the exhibits and attachments thereto or available thereunder and any amendments or supplements thereto prepared and furnished by the Company, being referred to herein as the "Memorandum"), which Memorandum, among other things, describes the Placement and certain investment risks relating thereto.

        (b)   The Company has been and will continue to be responsible for preparing and filing required documentation, if any, with the authorities in the United States or any state located therein (and subsequent to, if required by the laws of any such jurisdiction) in connection with the distribution of the Memorandum to prospective Investors (the parties acknowledging, however, that the Placement of the Units is intended and expected to be wholly or partially exempt from filing requirements in the United States by reason of an "accredited investor" exemption). Notwithstanding the foregoing, the Placement Agent's counsel will be responsible for filing all documents required by each jurisdiction in which the Units will be offered.

        (c)   The Placement Agent and its counsel and the Company and its counsel have or will jointly prepare a form of subscription agreement (the "Subscription Agreement") and a form of confidential purchaser questionnaire (collectively with the Subscription Agreement, and any other stock purchase or other documents required in connection with subscriptions to Units in the Placement, the "Subscription Documents"), which Subscription Documents shall contain such representations, warranties, conditions and covenants as are customary in private placements of corporate debt and equity securities with United States investors that qualify as "accredited investors", as defined in Rule 501(a) under the Securities Act ("Accredited Investors"). The Placement Agent and its counsel have had or will have a sufficient opportunity, in their discretion, to review the final form of the Memorandum and Subscription Documents and the form of Warrant prior to the distribution thereof to prospective Investors, and the Memorandum and the Subscription Documents will be the only offering documents (other than cover letters which may be used by the Placement Agent and any documents made available to Investors in accordance with the terms of the Memorandum) shown to prospective Investors. The Placement Agent shall advise the Company of those jurisdictions in which the Placement Agent is licensed as a broker-dealer and in which the Placement Agent desires to offer the Units and the Company and its counsel will thereafter advise the Placement Agent and its counsel in writing of those jurisdictions in which the Units may lawfully be offered and sold and the Placement Agent agrees that the Units will be offered or sold only in such jurisdictions and in the manner specified by the Company; provided, however, that the Placement Agent shall not be responsible for independently verifying such written advice with respect to the jurisdictions in which the Units may be offered and sold and with respect to the manner in which the Units may be offered and sold in such jurisdictions. Notwithstanding the foregoing, the Placement Agent shall determine whether it is licensed to offer and sell the Units and Securities in each jurisdiction in which it intends to do so.

        (d)   The Placement will be made in accordance with the requirements of Section 4(2) under the Securities Act and/or Regulation D only to Accredited Investors, purchasing for their own account for investment purposes only and not for distribution in violation of applicable securities laws. Furthermore, prospective Investors will have been provided with the Memorandum and access to the management of the Company and afforded the opportunity to ask questions concerning the Company and the Units.

        (e)   The Company recognizes, agrees and confirms that the Placement Agent (or any selling agent permitted to be utilized by the Placement Agrement under Section 3(a) hereof): (i) will use and rely primarily on the information contained in the Memorandum and the Subsciption Documents and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) is authorized, as the Company's exclusive financial advisor and placement agent in connection with the Placement, to transmit to any prospective Investor a copy or copies of the Memorandum, the Subsciption Documents and any other documentation supplied to the Placement Agent for transmission to any prospective Investor by or on behalf of the Company or by any of the Company's officers, representatives or agents, in connection with the performance of the Placement Agent's services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of any information contained in the Memorandum and the Subscription Documents or any such other information, except for information expressly supplied by the Placement Agent in writing; (iv) will not make an appraisal of the Company or any assets of the Company or the securities being offered by the Company in the Placement; and (v) retains the right to continue to perform due diligence of the Company during the course of the Company's engagement of the Placement Agent.

3.     PLACEMENT AGENT

        (a)   The Company hereby employs the Placement Agent as its exclusive placement agent (subject to the provisions of Section 1(b) hereof) in the United States for the purpose of offering the Units to Investors and engaging in any equity financing during the Offering Period for the account and risk of the Company. This appointment shall be exclusive through the Termination Date with respect to the Placement and otherwise as provided herein, and the Company shall not have the right to appoint additional sales agents in the United States in connection therewith without the Placement Agent's express prior written consent. The Company hereby agrees that the Placement Agent shall have the right to utilize other selling broker-dealers in connection with the Placement of the Units on terms approved by the Placement Agent, provided that the Company shall not be required to pay any compensation to any such selling broker-dealers other than a portion of the compensation otherwise payable to the Placement Agent in accordance with this Agreement. Subject to the provisions of Section 5 hereof and to the performance by the Company of all of its obligations to be performed hereunder, the Placement Agent agrees to use its best efforts to assist in arranging for sales of the Units. The Company acknowledges and agrees that "best efforts" does not assure that the Placement will be consummated. It is understood and agreed that this Agreement does not create any partnership, joint venture or other similar relationship between or among the Placement Agent and the Company, and that the Placement Agent is acting only as a sales agent.

        (b)   For the services of the Placement Agent hereunder, the Company will pay or cause to be paid to the Placement Agent at any Closing (or following the Placement in the case of Section 3(b)(iii) below) the following fees (which shall not include the Insider Amount, in the calculation thereof):

          (i)    a cash fee equal to ten percent (10%) of the aggregate gross proceeds (prior to the payment of expenses) received by the Company in the Placement (to be paid simultaneously with each applicable Closing);

          (ii)   a non-accountable expense allowance equal to three percent (3%) of the aggregate gross proceeds (prior to the payment of expenses) received by the Company in the Placement (to be paid simultaneously with each applicable Closing);

          (iii)  a cash fee equal to five percent (5%) of the gross proceeds received by the Company upon the exercise of Warrants, payable on the day of the Company's receipt of the proceeds of such exercise. If a holder of a Warrant exercises such Warrant, the Company shall give written notice of such occurrence to the Placement Agent, which notice shall include a statement of the fee to be paid to the Placement Agent; and

          (iv)  warrants to purchase up to twenty percent (20%) of the number of shares issuable upon exercise of all of the Warrants issued in the Placement and warrants to purchase up to twenty percent (20%) of the Shares comprising part of the Units sold in the Placement, such warrants to be issued in the names of the Placement Agent, its employees, other selling broker-dealers and their employees to be designated by the Placement Agent (the "Placement Agent Warrants"). The Placement Agent Warrants shall be immediately exercisable for a period of five (5) years from the Final Closing Date at an exercise price equal to the lowest Common Stock Purchase Price, shall contain a cashless exercise provision and shall contain anti-dilution provisions acceptable to the Placement Agent, among other provisions.

        (c)   Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if on or before the twelve (12) month anniversary of the Final Closing Date (or twelve (12) months after any termination of this Agreement), the Company enters into a commitment or letter of intent relating to any offering of debt or equity securities of the Company or any other financing: (i) with any financing source to whom the Company was introduced by the Placement Agent, or who was contacted by the Placement Agent in connection with its services for the Company hereunder, or (ii) as a result of the use by the Company of materials or other work product prepared by the Placement Agent in connection with the Placement, (it being understood that the Memorandum does not constitute work product prepared by the Placement Agent) the Company shall pay to the Placement Agent, at and subject to the closing of any such offering or financing, the fees described in, and in accordance with the terms and provisions of, Section 3(b)(i), (ii), (iii), (iv) and (v) above.

        (d)   In addition to the foregoing, the Company hereby grants to the Placement Agent the exclusive right of first refusal to manage any private or public offering of equity securities of the Company (including securities convertible into equity, other than (x) warrants issued to banks or other lending institutions in connection with debt financings and (y) offerings to Insiders) (a "Future Offering") for a period of one (1) year from and subject to the Initial Closing. At any time during such one (1) year period that the Company contemplates conducting a Future Offering, the Company shall deliver to the Placement Agent a written notice (the "Notice") stating its intention to conduct the Future Offering, the material terms and conditions thereof, including the amount to be raised and the type of security to be issued (the "Offer Terms") and an offer to the Placement Agent to manage the Future Offering. At any time within 30 days after receipt of the Notice, the Placement Agent may, by giving written notice to the Company, elect to accept the Company's offer to manage the Future Offering. The failure of the Placement Agent to give such acceptance notice within such 30 day period will be deemed a rejection of the offer solely with respect to the applicable Future Offering. Subject to the provisions of this Section 3(d) hereof, if applicable (i.e., if the Future Offering does not involve the Placement Agent electing to match any such offering terms offered by another financing source), the terms of any Future Offering managed by the Placement Agent (including the fees payable to the Placement Agent in connection therewith) shall be mutually agreed upon by the Company and the Placement Agent.

4.     PAYMENT BY COMPANY OF EXPENSES

        The Company will pay for or promptly reimburse the Placement Agent, as the case may be, and whether or not any Units are sold in connection with the Placement, all expenses of the Company and the Placement Agent relating to the Placement, including legal fees actually incurred by the Placement Agent not to exceed thirty thousand ($30,000) dollars ($5,000 of which was paid simultaneously with the execution of the letter of intent by and between the Company and the Placement Agent dated April 18, 2005), plus all reasonable out-of-pocket expenses incurred by counsel to the Placement Agent and all other reasonable out-of-pocket expenses of the Placement Agent relating to activities under this Agreement, including, without limitation: (i) the preparation, printing, reproduction, filing, distribution and mailing of the Memorandum and all other documents relating to the Placement, and any supplements or amendments thereto, including the fees and expenses of counsel to the Company, and the cost of all copies thereof; (ii) the public registration and listing of, or the registration and qualification of the Shares and the Warrant Shares and the shares of Common Stock underlying the Placement Agent Warrants (the "Placement Agent Warrant Shares"), or the securing of an exemption therefrom under state or foreign "blue sky" or securities laws, including, without limitation, filing fees payable in the jurisdictions in which such registration or qualification or exemption therefrom is sought, the costs of preparing preliminary, supplemental and final "blue sky surveys" relating to the offer and sale of the Units and the fees and disbursements of counsel to the Placement Agent in connection with such "blue sky" matters; (iii) the filing fees, if any, payable to the applicable securities regulatory authorities including, but not limited to, the NASD in connection with filings made via the NASD's COBRADesk filing system (the "COBRA Filing"); (iv) legal fees with respect to the COBRA Filing in an amount equal to $5,000 to be provided by counsel to the Placement Agent; (v) all Escrow Agent fees; and (vi) all road show expenses, travel, and other related expenses. Regardless of who pays the initial expense with respect to all such out-of-pocket expenses, the Company shall promptly reimburse such expenses if such expenses are not paid by it. Any such expenses (other than the Placement Agent's legal or other professional fees) in excess of $3,000 shall be subject to prior approval by the Company, which approval shall not be unreasonably withheld or delayed. For the avoidance of doubt, the fees and disbursements of legal counsel to the Placement Agent in connection with the Registration Statement (as defined below) as contemplated by Section 9(p) hereof shall be separate from and in addition to the foregoing fees.

5.     TERMINATION OF PLACEMENT

        The Placement may be terminated: (i) by the Placement Agent or the Company at any time upon thirty (30) days prior written notice or (ii) immediately by the Placement Agent upon giving written notice to the Company, but only in the event that:

        (a)   in the opinion of the Placement Agent, the Memorandum contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements appearing therein not misleading in the light of the circumstances in which they were made, and the Company shall not have corrected such untrue statement or omission to the reasonable satisfaction of the Placement Agent and its counsel within ten (10) days after the Company receives notice of such untrue statement or omission, provided that notwithstanding such ten (10) day period, in the event of the Company's receipt of any such notice, the Initial Closing or, as the case may be, any Subsequent Closing shall not occur hereunder until the Placement Agent shall notify the Company that it is satisfied, in its sole and absolute determination, that the Company has taken such steps (including circulating amended offering materials and affording prospective Investors a reasonable opportunity to review such amendments) to allow the Closing to occur; or

        (b)   the Company shall be in material breach of any representation, warranty, agreement or covenant made by it in this Agreement, any Subscription Document or any other document relating to the Placement and, in the case thereof, the Company has not cured any such breach after the expiration of seven (7) days written notice by the Placement Agent.; or

        (c)   (i) any calamitous domestic or international event or act or occurrence has taken place and, in the Placement Agent's opinion, has or will materially disrupt general securities markets in the United States in the immediate future; or (ii) if trading on the New York Stock Exchange, the American Stock Exchange, or in the over-the-counter market shall have been suspended or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the over-the-counter market by the National Association of Securities Dealers, Inc. ("NASD") or by order of the Securities and Exchange Commission ("SEC") or any other government authority having jurisdiction; or (iii) if the United States shall have become involved in a war, major hostilities (other than hostilities in which the United States is currently involved) or the like; or (iv) if a banking moratorium has been declared by a New York State or federal authority; or (v) if the Company shall have sustained a material loss, whether or not insured, by reason of fire, flood, accident or other calamity; or (vi) if there shall have been such material adverse change in the conditions or prospects of the Company, involving a change not contemplated by the Memorandum; or (vii) if there shall have been such material adverse general market conditions as in the Placement Agent's reasonable judgment would make it inadvisable to proceed with the Placement or the sale or delivery of the Units.

6.     OFFERING PERIOD; CLOSINGS

        Subject to the terms and conditions set forth in Sections 5 and 10 hereof, the Units will be offered during the Offering Period as described in Section 1(b) hereof. Unless the Minimum Amount is subscribed for and accepted by the Company by the Termination Date (as the same may be extended pursuant to the terms hereof), the Placement will be terminated and all subscription proceeds will be returned to Investors without interest or deduction. Each Closing shall be undertaken in a manner agreed to by the Company and the Placement Agent.

7.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

        The Company represents and warrants to the Placement Agent, as of the date hereof, the Initial Closing Date and each Subsequent Closing Date, that:

        (a)   The Company has been validly formed and is legally existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted, and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized and in good standing could not reasonably be expected to have a material adverse effect on the business and financial condition of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"). As of the date hereof, the Company does not have, directly or indirectly, any subsidiaries other than as disclosed in the Company's filings with the SEC (collectively, the "Subsidiaries"). Each Subsidiary has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has the power and authority to own its properties and to conduct its business and is duly qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized and in good standing could not reasonably be expected to have a Material Adverse Effect.

        (b)   Except for the Subsidiaries and as otherwise disclosed in the Memorandum and the Company's SEC filings, the Company holds no ownership or other interest, nominal or beneficial, direct or indirect, in any corporation, partnership, joint venture or other business entity. Except as otherwise disclosed in the Memorandum and the Company's SEC filings, all of the issued and outstanding capital stock of each Subsidiary is owned by the Company, free and clear of any lien, charge, mortgage, pledge, security interest, claim, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever (each, a "Lien"), and has been duly authorized and validly issued, and is non-assessable.

        (c)   The authorized capital stock of the Company consists of 60,000,000 shares of capital stock, of which 50,000,000 are classified as Common Stock, par value $.001 per share and 10,000,000 are classified as Series A-1 Convertible Preferred Stock, $.001 par value per share (the "Preferred Stock"). There are no other shares of capital stock of the Company authorized. As of the date hereof and (except for the effect of the conversion of all of the Series A-1 Convertible Preferred Stock into Common Stock as required by this Agreement) as of the Initial Closing Date, 5,020,418 shares of Common Stock are issued and outstanding, 4,714,279 shares of Preferred Stock are issued and outstanding and no other shares of capital stock of the Company are or will be issued and outstanding (other than the Securities issued in the Placement or as otherwise disclosed in the Memorandum or the Company Documents and except for any shares of Common Stock issued upon the exercise of outstanding warrants or options), and all such shares of capital stock (including the Securities issued in the Placement or as disclosed in the Memorandum or the Company's SEC filings) are, as the case may be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Shares, the Warrant Shares and the Placement Agent Warrant Shares have been duly reserved, and when issued in accordance with the terms of the Placement, will be validly issued, fully paid and nonassessable and not subject to preemptive or any other similar rights. The outstanding options, warrants, rights to obtain securities of the Company and other convertible securities of the Company are as set forth in the Memorandum and the Company's filings with the SEC (collectively, the "Company Documents"). Neither the Company nor any Subsidiary is a party to any agreement, instrument or understanding which calls for, and no securities of the Company or any Subsidiary contain provisions relating to, the resetting or repricing of any debt or equity security instrument of the Company or any Subsidiary. Neither the issuance of the Securities nor the consummation of the Placement will trigger any resetting or repricing of any debt or equity security instrument of the Company or any Subsidiary, except as provided in the Placement.

        (d)   Except as set forth on Schedule A, there are no holders of any registration rights with respect to the Company's securities.

        (e)   Except as set forth on Schedule B, there are no holders of any antidilution rights with respect to the Company's securities. The Company will obtain the necessary waivers from holders with antidilution rights.

        (f)    Neither the Memorandum, the Subscription Documents, nor any of Company Documents contain any untrue statement of a material fact, and the Company Documents will not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except that the Company shall have no liability for any information provided to the Company in writing by, and relating to, the Placement Agent, for use in and used in the Memorandum. It is understood that any summary in the Memorandum of a document which is referred to therein does not constitute an untrue or misleading statement merely because it is a summary; provided, however, that any such summary may not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. If, at any time before the Placement is completed or terminated or before all subscriptions are accepted by the Company, there should be any change which would cause the Company Documents not to comply with this Section 7(d), the Company will promptly advise the Placement Agent thereof and make any necessary corrective filings with the SEC and prepare and furnish the Placement Agent with, for distribution to Investors, after prior review and approval by the Placement Agent and its counsel (such approval not to be unreasonably withheld), such copies of such supplements or amendments to the Memorandum and the Subscription Documents as will cause the Memorandum and the Subscription Documents, as so supplemented or amended, to comply with this Section 7(d), and will authorize the Placement Agent to make to Investors, if: (i) deemed necessary by counsel to the Placement Agent and approved by the Placement Agent, or (ii) if deemed necessary by counsel to the Company, an offer of rescission.

        (g)   Neither the Company nor any Subsidiary is in: (i) violation of its certificate or articles of incorporation, by-laws or other organizational documents, (ii) default under, and no event has occurred which, with notice or lapse of time or both, would constitute a default under or result in the creation or imposition of any Lien upon any of its property or assets pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject (except as disclosed in the Memorandum or the Company Documents) or (iii) violation in any respect of any law, rule, regulation, ordinance, directive, judgment, decree or order of any judicial, regulatory or other legal or governmental agency or body, foreign or domestic, except (in the case of clause (ii) above) for any Lien disclosed in the Memorandum and the exhibits thereto and except, in the cases of clauses (ii) and (iii), where such defaults or violations do not, individually or in the aggregate, have a Material Adverse Effect.

        (h)   The execution, delivery and performance of this Agreement, all Company Documents, the Subscription Documents, the Share Certificates, the Warrants, the Placement Agent Warrants and all other documents to be entered into by the Company in connection with any transaction described in the Memorandum or in connection with the Placement, and the consummation of the transactions contemplated hereby and thereby, have been or will be prior to such execution, delivery, performance or consummation, as the case may be, duly and validly authorized by the Company and do not and will not: (i) constitute, or result in, a breach or violation of any of the terms, provisions or conditions of the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries, (ii) constitute, or result in, a material violation of any applicable statute, law, ordinance or regulation of any state, territory or other jurisdiction, or (iii) violate, constitute, or result in, a default under (or an event which with the passing of time or the giving of notice or both would constitute a default under) or breach of the terms, provisions or conditions of any material indenture, note, contract, commitment, instrument or document to which the Company or any of its Subsidiaries is or will be a party or by which the Company, any of its Subsidiaries or any of their respective properties are bound, or any award, judgment, decree, rule or regulation of any court or governmental or regulatory agency or body having jurisdiction over the Company or any of its Subsidiaries or their respective activities or properties except, in the cases of clauses (ii) and (iii), where such defaults or violations do not, individually or in the aggregate, have a Material Adverse Effect.

        (i)    This Agreement, the Subscription Documents, the Share Certificates, the Warrants, the Placement Agent Warrants and all other documents to be entered into by the Company in connection with any transaction described in the Memorandum or in connection with the Placement have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except insofar as enforcement of the indemnification or contribution provisions hereof may be limited by applicable laws or principles of public policy and except further as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors' rights generally.

        (j)    Except as disclosed in the Company Documents, and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the business, operations or financial results of the Company and its Subsidiaries (either individually or in the aggregate):

          (i)    The Company and each of its Subsidiaries are, and have been, in compliance with all Environmental Laws (as defined below), and neither the Company nor any of its Subsidiaries has received any (A) communication that alleges that the Company or any such Subsidiary is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law, or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of the Company or any of its Subsidiaries;

          (ii)   (A) the Company and each of its Subsidiaries have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to all Environmental Laws (collectively, "Environmental Permits") necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) neither the Company nor any of its Subsidiaries has been advised by any governmental entity or authority of any actual or potential change in the status or terms and conditions of any Environmental Permit;

          (iii)  there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries;

          (iv)  there have been no Releases (as defined below) of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law; and

          (v)   (A) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary, and (B) to the knowledge of the Company, no Environmental Claims are pending against any person or entity whose liabilities for such Environmental Claims the Company or any Company Subsidiary has, or may have, retained or assumed, either contractually or by operation of law.

        As used in this Agreement, the terms: (A) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, investigations, proceedings or notices of violation by or from any person or entity alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the presence or release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law; (B) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any governmental entity or authority, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata); (C) "Hazardous Materials" means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (z) any other radioactive, chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law; and (D) "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        (k)   Intentionally Omitted.

        (l)    The Company has never declared, paid or made any dividends or other distributions of any kind on or in respect of its capital stock.

        (m)  Except as disclosed in the Company Documents, since December 31, 2004, there has been no material adverse change (or any development involving a prospective material adverse change), whether or not arising from transactions in the ordinary course of business, in or affecting: (i) the business, condition (financial or otherwise), results of operations, shareholders' equity, properties or prospects of the Company and each Subsidiary, taken as a whole; (ii) the long-term debt or capital stock of the Company or any of its Subsidiaries; or (iii) the Placement or consummation of any of the other transactions contemplated by this Agreement. Since the date of the latest balance sheet presented in or attached to the Memorandum, neither the Company nor any Subsidiary has incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or unmatured, or entered into any transactions, including any acquisition or disposition of any business or asset, which are material to the Company and the Subsidiaries taken as a whole, except for liabilities, obligations and transactions which are disclosed in the Memorandum and/or the exhibits thereto.

        (n)   The financial statements, including the notes thereto, and the supporting schedules included in the Memorandum and in the Company Documents present fairly, in all material respects and as of the dates indicated and for the periods specified the financial position and the cash flows and results of operations of the Company and the Subsidiaries. Except as otherwise stated in the Memorandum and in the Company Documents, such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Memorandum and the Company Documents present fairly the information required to be stated therein. The other financial and statistical information included in the Memorandum and the Company Documents present fairly the information included therein in all material respects.

        (o)   Sobel & Co., LLC, whose report is included or attached to the Memorandum (or the exhibits thereto), are independent public accountants as required by the Securities Act, the Exchange Act and the Rules and Regulations.

        (p)   The statistical, industry-related and market-related data included in the Memorandum are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and such data agree with the sources from which they are derived.

        (q)   No consent, approval, authorization or order of any court or governmental or regulatory agency or body or any individual or entity is required on the part of the Company or any Subsidiary for the lawful consummation of the transactions contemplated hereby and thereby, except for such consents and approvals with respect to the offer and sale of the Units in certain jurisdictions which are identified to the Placement agent by counsel for the Company.

        (r)   Each of the Company and the Subsidiaries has all necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses, filings and permits of, with and from all applicable judicial, regulatory and other legal or governmental agencies and bodies and all third parties, foreign and domestic (collectively, the "Consents"), to own, lease and operate their respective properties and conduct their respective businesses as are now being conducted and as disclosed in the Memorandum (including the exhibits thereto), except where the failure to have any such Consent would not have a Material Adverse Effect. Each such Consent is valid and in full force and effect, and neither the Company nor any Subsidiary has received written notice of any investigation or proceedings which results in or, if decided adversely to the Company or any Subsidiary, could reasonably be expected to result in, the revocation of, or imposition of a materially burdensome restriction on, any Consent.

        (s)   Each of the Company and the Subsidiaries is in compliance with all applicable laws, rules, regulations, ordinances, directives, judgments, decrees and orders, foreign and domestic, except where the failure to so comply does or would not have a Material Adverse Effect.

        (t)    Neither the Company nor any of its directors, officers, employees, agents or representatives ("Company Representatives") has taken or will take any action which has caused or may cause the Placement not to qualify for exemption from the registration requirements of the Securities Act or of other federal, state or other securities or other laws. In connection with the Placement, neither the Company nor the Company Representatives shall offer or cause to be offered the Units by any form of general solicitation or general advertising as defined in Rule 502(c) of Regulation D. The Company and the Company Representatives have not taken and shall not take any action (except for actions contemplated by the Memorandum) that would cause the Placement to be integrated with other transactions under Rule 502(a) of Regulation D. Neither the Company nor, to the Company's knowledge, any of its Affiliates or Company Representatives has, prior to the date hereof, made any offer or sale of any securities which could be "integrated" for purposes of the Securities Act or the Rules and Regulations with the offer and sale of the Securities pursuant to the Memorandum.

        (u)   Except as disclosed in the Company Documents, and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the business, operations or financial results of the Company and its subsidiaries (either individually or in the aggregate) there are no claims, actions, suits, investigations or proceedings before or by any arbitrator, court, governmental authority or instrumentality pending or threatened against or affecting the Company or any of its subsidiaries or involving the properties of the Company which might affect the business, properties or financial condition of the Company or any of its subsidiaries or which might affect the transactions or other acts contemplated by this Agreement or the validity or enforceability of this Agreement.

        (v)   The Company will not offer the Units for sale hereunder on the basis of any communications or documents relating to the Placement Agent or the Units except the Memorandum and the exhibits thereto and documents described or referred to therein, including the Subscription Documents.

        (w)  The Company and the Subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of reliable financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

        (x)   Intentionally omitted.

        (y)   Neither the Company nor any of its Subsidiaries has violated or is currently in violation of any provisions of: (a) Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"), (b) the Bank Secrecy Act, as amended, (c) the Money Laundering Control Act of 1986, as amended, (e) the Foreign Corrupt Practices Act, or (d) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and the rules and regulations promulgated under any such law, or any successor law, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect.

        (z)   So long as the Common Stock and the Warrants (including the Common Stock issuable upon the exercise thereof) are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, or is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2b under the Exchange Act, will provide to each holder of Common Stock and to each prospective purchaser (as designated by such holder) of Common Stock upon the request of such holder or prospective holder, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

        (aa) The Company is not and, at all times up to and including consummation of the Placement, and after giving effect to application of the net proceeds of the Placement, will not be, subject to registration as an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"), and is not and will not be an entity "controlled" by an "investment company" within the meaning of the 1940 Act. The Company will: (i) utilize the proceeds of the Placement in accordance with the "Use of Proceeds" section of the Memorandum and (ii) initially utilize the proceeds of the Placement and all other funds of the Company in such a manner so as to cause the Company not to be subject to the 1940 Act, and will thereafter use its best efforts to avoid the Company's becoming subject to the 1940 Act.

        (bb) Except as disclosed in the Memorandum, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Placement Agent for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated by this Agreement or, to the Company's knowledge, any arrangements, agreements, understandings, payments or issuance with respect to the Company or any of its officers, directors, shareholders, partners, employees, Subsidiaries or affiliates that may affect the Placement Agent's compensation.

        (cc) No relationship, direct or indirect, exists between or among any of the Company or any Affiliate of the Company, on the one hand, and any director, officer, stockholder, customer or supplier of the Company or any Affiliate of the Company, on the other hand, which is required by the Securities Act, the Exchange Act or the Rules and Regulations to be described in the Memorandum or the Company's filings with the SEC which is not so described therein. There are no outstanding loans (except for mortgage loans made in the ordinary course of business), advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members, except as disclosed in the Memorandum.

        (dd) The Company and each Subsidiary owns or leases all such properties as are necessary to the conduct of its business as presently operated. The Company and its Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of all Liens except such as are described in the Memorandum and the Company Documents or such as do not (individually or in the aggregate) materially interfere with the use made or proposed to be made of such property by the Company and the Subsidiaries. Any real property and buildings held under lease or sublease by the Company and the Subsidiaries are held by them under valid and enforceable leases with such exceptions as are not material to, and do not interfere with, the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries. Neither the Company nor any Subsidiary has received any written notice (or, to the Company's knowledge, any other notice) of any claim adverse to its ownership of any personal property or of any claim against the continued possession of any real property, whether held under lease or sublease by the Company or any Subsidiary.

        (ee) Intellectual Property

          (i)    Intellectual Property consists of the following:

            (a)   all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form), applications and registrations for any of the foregoing owned by the Company, specifically including but not limited to the proprietary processes embodied in the Company's pending patents;

            (b)   all goodwill associated with trademarks, trade names, service marks and trade dress owned by the Company;

            (c)   all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein owned by the Company;

            (d)   all other tangible or intangible proprietary information and materials owned by the Company; and

            (e)   all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (a) through (e) above (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by the Company);

        that are owned or held by or on behalf of the Company or that are being, and/or have been, used, or are currently under development for use, in the business of the Company as it has been, is currently or is currently anticipated to be conducted. Intellectual Property described in clauses (a) to (e) above is referred to herein as "Company Intellectual Property"and Intellectual Property described in clause (f) above is referred to herein as "Company Licensed Intellectual Property." Unless otherwise noted, all references to "Intellectual Property" shall refer to both Company Intellectual Property and Company Licensed Intellectual Property.

          (ii)   Schedule C lists: (a) all patents, copyrights, mask works, trademarks, service marks, domain names, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing (including the status of such applications and registrations), that are included in Company Intellectual Property; (b) all hardware products and tools, software products and tools, and services that are currently published, offered, or under development by the Company; (c) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any end user or other third party is authorized to have access to or use Intellectual Property or exercise any other right with regard thereto (including without limitation rights to use or display Company "brand features"); (d) all Company Licensed Intellectual Property (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by the Company); and (e) any obligations of exclusivity, non-competition, non-solicitation, first refusal, or first negotiation to which the Company is subject under any agreement that does not fall within the ambit of (c) or (d) above. The disclosures described in (c), (d) and (e) hereof include the names and dates of the relevant agreements, as well as the identities of the parties thereto.

          (iii)  Company Intellectual Property consists solely of items and rights that are either: (a) owned by the Company, (b) in the public domain, or (c) rightfully used and authorized for use by the Company and its successors pursuant to a valid license or other agreement. All Company Intellectual Property which consists of license or other rights to third party property also is set forth in Schedule C. Except as set forth in the Memorandum and on Schedule C, the Company has all rights in the Company Intellectual Property reasonably necessary to carry out the Company's current, and anticipated future activities and has or had all rights in Company Intellectual Property reasonably necessary to carry out Company's former activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

          (iv)  Except as set forth in the Memorandum and on Schedule C, the Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder or thereunder, will the Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property to which the Company is a party or otherwise bound. Except as specifically described in Schedule C, the Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or its successors in Company Intellectual Property.

          (v)   Except as set forth in the Memorandum, or Schedule C, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property or any other authorized exercise of rights in or to Company Intellectual Property by the Company or its licensees does not and to the best of the Company's knowledge will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, except as set forth in the Memorandum and on Schedule C to the best of the Company's knowledge, the use, reproduction, modification, sale, or any other exercise of rights in any Company Intellectual Property or any other authorized exercise of rights in or to Company Intellectual Property by the Company or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Except as set forth in the Memorandum, no claims (a) challenging the validity, effectiveness, or ownership by the Company of any of Company Intellectual Property, or (b) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property by the Company or its licensees infringes or will infringe on any intellectual property or other proprietary or personal right of any person have been asserted or, to the Company's knowledge, are threatened by any person nor to the best of the Company's knowledge are there any valid grounds for any bona fide claim of any such kind. Except as set forth in the Memorandum, all granted or issued patents and mask works and all registered trademarks listed on Schedule C and all copyright registrations held by the Company are valid, enforceable and subsisting. Except as set forth in the Memorandum and on Schedule C, to the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of Company Intellectual Property by any third party, employee or former employee or other third party.

          (vi)  The Memorandum and Schedule C lists all parties who have created any material portion of, or otherwise have any rights in or to, Company Intellectual Property other than employees of the Company whose work product was created by them entirely within the scope of their employment by the Company and constitutes works made for hire owned by the Company. The Company has secured from all parties who have created any material portion of, or otherwise have any rights in or to, Company Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to the Company.

          (vii) The Company has obtained legally binding written agreements from all employees and third parties set forth on Schedule C with whom the Company has shared confidential proprietary information (a) of the Company, or (b) received from others which the Company is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

          (viii) The Company has not assigned the U.S. Patent No. 5,821,726 (the "726 Patent") to a third party.

          (ix)  Except as set forth on Schedule C, there are no encumbrances on the '726 Patent or licenses granted under the '726 Patent. Any liens which have been previously filed upon the '726 Patent have been released prior to the date hereof.

          (x)   The assignment of the '726 Patent from Nicholas Anderson to the Company was supported by adequate consideration, was not in violation of any applicable employee inventor assignment or ownership statutes, and is otherwise valid and in full force and effect.

        (ff)  The Company and the Subsidiaries maintain insurance in such amounts and covering such risks as are customary for similarly-sized public companies engaged in similar businesses in similar industries, all of which insurance is in full force and effect. There are no material claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Company reasonably believes that it will be able to renew its existing insurance as and when such coverage expires or will be able to obtain replacement insurance adequate for the conduct of its business.

        (gg) Each of the Company and the Subsidiaries has properly prepared and timely filed all federal, state, foreign and other tax returns that are required to be filed by it (except for a late filing of the Company's 2003 federal and related state income tax returns, which late filings do not have any financial consequence because the Company does not owe any tax for the applicable period and which will be filed prior to the Initial Closing) and has paid or made provision for the payment of, except such as may be contested in good faith, all taxes, assessments, governmental or other similar charges, including without limitation, all sales and use taxes and all taxes which the Company or any Subsidiary is obligated to withhold from amounts owing to employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return). No deficiency assessment with respect to a proposed adjustment of the Company's or any Subsidiary' federal, state, local or foreign taxes is pending or, to the Company's knowledge, threatened which, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect. The accruals and reserves on the books and records of the Company and the Subsidiaries in respect of tax liabilities for any taxable period not finally determined are adequate in all material respects to meet any assessments and related liabilities for any such period and, since the date of the Company's most recent audited financial statements, the Company and the Subsidiaries have not incurred any liability for taxes other than in the ordinary course of its business. There is no tax Lien, whether imposed by any federal, state, foreign or other taxing authority, outstanding against the assets, properties or business of the Company or any Subsidiary.

        (hh) No labor disturbance by the employees of the Company or any Subsidiary currently exists or, to the Company's knowledge, is likely to occur.

        (ii)   No "prohibited transaction" (as defined in either Section 406 of the ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the "Code")), "accumulated funding deficiency" (as defined in Section 302 of ERISA) or other event of the kind described in Section 4043(b) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred with respect to any employee benefit plan for which the Company or any Subsidiary would have any liability; each employee benefit plan of the

Company or any Subsidiary is in compliance in all material respects with applicable law, including (without limitation) ERISA and the Code; the Company has not incurred and does not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from any "pension plan"; and each employee benefit plan of the Company or any Subsidiary that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which could cause the loss of such qualification.

        (jj)   Neither the Company, any Subsidiary nor, to the Company's knowledge, any of their respective employees or agents has at any time during the last five (5) years: (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments that are not prohibited by the laws of the United States or any jurisdiction thereof or any foreign jurisdiction.

        (kk) The Company has not offered, or caused the Placement Agent to offer, the Units to any person or entity with the intention of unlawfully influencing: (i) a customer or supplier of the Company or any Subsidiary to alter the customer's or supplier's level or type of business with the Company or any Subsidiary or (ii) a journalist or publication to write or publish favorable information about the Company, any Subsidiary or its products or services.

        (ll)   In addition to the foregoing, to the extent not set forth herein, the Placement Agent may rely on the representations and warranties made by the Company in the Subscription Agreement provided by the Company and used in connection with the Placement.

8.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLACEMENT AGENT

        The Placement Agent hereby represents and warrants to, and covenants with, the Company that:

        (a)   This Agreement has been duly authorized, executed and delivered by the Placement Agent and constitutes the legal, valid and binding obligation of the Placement Agent, enforceable against it in accordance with its terms, except insofar as enforcement of the indemnification or contribution provisions hereof may be limited by applicable laws or principles of public policy and subject, as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors' rights generally.

        (b)   The Placement Agent will cooperate with the Company to ensure that the offering and sale of the Units will comply with the requirements of the Securities Act, including, without limitation, the general conditions contained in Regulation D and the federal securities laws, and will follow the reasonable advice of the Company with respect to the manner in which to offer and sell the Units so as to ensure that the offering and sale thereof will comply with the securities laws of any jurisdiction in which Securities are offered by the Placement Agent, and the Placement Agent will not make an offer of Securities in any jurisdiction in which the Company advises it in writing that such offer would be unlawful for the Placement Agent to offer or sell securities.

        (c)   The Placement Agent is: (i) a registered broker-dealer under the Exchange Act; (ii) a member in good standing of the NASD; and (iii) registered as a broker-dealer in each jurisdiction in which it is required to be registered as such in order to offer and sell the Units in such jurisdiction.

        (d)   The Placement Agent has not and will not make an offer of Units (or of any securities, the offering of which may be integrated with the Placement) on the basis of any communications or documents relating to the Company or the Units except the Memorandum and the exhibits thereto and documents described or referred to therein (including the Subscription Documents), and the cover letters referred to in Section 2 hereof. Without limiting the generality of the foregoing, the Placement Agent has not and will not make any representation as to any rate of return on investment that an offeree may obtain from the ownership of the Securities other than as set forth in the Memorandum. The Placement Agent will deliver a copy of the Memorandum to each prospective Investor solicited by it prior to such offeree's execution of the Subscription Documents or, in the case of amendments or supplements to the Memorandum (other than those amendments and supplements approved in writing by the Company but designated in writing as not subject to this requirement), prior to such offeree's execution of an acknowledgment of receipt of such amendment or supplement and reconfirmation of intent to subscribe.

        (e)   The Placement Agent has not and will not knowingly make an offer of Units on behalf of the Company, or of any securities, the offering of which may be integrated with the Placement, by any form of general solicitation or general advertising in violation of Rule 502(c) of Regulation D such as would cause the offering of Units not to qualify under Section 4(2) of the Securities Act as a transaction exempt from Section 5 thereof. The Placement Agent has not and will not supply in writing for inclusion in the Memorandum or any related sales materials any information relating to the Placement Agent containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make such information, in light of the circumstances under which it is used, not misleading.

        (f)    The Placement Agent will not transmit to the Company any written offer from an offeree to purchase Securities unless, immediately prior thereto, it reasonably believes that:

          (i)    the offeree is an Accredited Investor; and

          (ii)   the offeree meets all other offeree and/or purchaser suitability standards, if any, required under applicable securities laws and regulations.

        (g)   The Placement Agent will exercise reasonable care to determine that prospective Investors are not "underwriters" within the meaning of Section 2(11) of the Securities Act, and in that connection will obtain from each investor purchasing Securities in the Placement duly executed Subscription Documents, in the forms attached to the Memorandum or otherwise provided to the Placement Agent by the Company with the approval of the Placement Agent and its counsel.

        (h)   The Placement Agent will periodically notify the Company of the jurisdiction in which the Securities are being offered by it or will be offered by it pursuant to this Agreement, and will periodically notify the Company of the status of the offering conducted pursuant to this Agreement. Such notices will be accompanied by copies of all filings made by the Placement Agent's counsel in each such jurisdiction so as to enable the Company to timely comply with its filing obligations under applicable state laws.

        (i)    The Placement Agent has delivered or caused to be delivered (or will so deliver prior to the applicable closing date) the Memorandum to each prospective Investor.

9.     ADDITIONAL COVENANTS AND AGREEMENTS OF THE COMPANY

        The Company covenants to and agrees with the Placement Agent that it shall:

        (a)   Notify the Placement Agent as soon as practicable, and confirm such notice promptly in writing: (i) when any event shall have occurred during the period commencing on the date hereof and ending on the later of the Final Closing Date as a result of which the Memorandum would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) of the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification or registration of the Securities or of an exemption from such registration or qualification in any jurisdiction. The Company will use its reasonable best efforts to prevent the issuance of any such modification, rescission, withdrawal or suspension and, if any such modification, rescission, withdrawal or suspension is issued, to obtain the lifting thereof as promptly as possible.

        (b)   Not supplement or amend the Memorandum unless the Placement Agent and its counsel shall have approved of such supplement or amendment in writing, such approval not to be unreasonably withheld, delayed or conditioned. If, at any time during the period commencing on the date hereof and ending on the Final Closing Date, any event shall have occurred as a result of which the Memorandum contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or if, in the opinion of counsel to the Company or counsel to the Placement Agent, it is necessary at any time to supplement or amend the Memorandum to comply with the Securities Act, Regulation D or any applicable securities or "blue sky" laws, the Company will promptly prepare an appropriate supplement or amendment (in form and substance reasonably satisfactory to the Placement Agent and its counsel) which will correct such statement or omission or which will effect such compliance.

        (c)   Deliver without charge to the Placement Agent such number of copies of the Memorandum and any supplement or amendment thereto as may reasonably be requested by the Placement Agent.

        (d)   Not, directly or indirectly, in connection with the Placement or as otherwise agreed to in this Agreement, solicit any offer to buy from, or offer to sell to, any person or entity, any Securities or other securities of the Company except through the Placement Agent.

        (e)   Not solicit any offer to buy or offer to sell Securities by any form of general solicitation or advertising, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over the Internet, television or radio or at any seminar or meeting whose attendees have been invited by any general solicitation or advertising or accept any subscription from an investor who contacted the Company regarding the Placement due to any Company announcement or public filing.

        (f)    At all times during the period commencing on the date hereof and ending on the Final Closing Date, provide to each prospective Investor or his purchaser representative, if any, on reasonable request, such information (in addition to that contained in the Memorandum) concerning the Placement, the Company, the Securities and any other relevant matters as it possesses or can acquire without unreasonable effort or expense and extend to each prospective Investor or his purchaser representative, if any, the opportunity to ask questions of, and receive answers from the Company concerning the terms and conditions of the Placement and the business of the Company and to obtain any other additional information, to the extent it possesses the same or can acquire it without unreasonable effort or expense, as such prospective Investor or purchaser representative may consider necessary in making an informed investment decision or in order to verify the accuracy of the information furnished to such prospective Investor or purchaser representative, as the case may be.

        (g)   Notify the Placement Agent promptly of the acceptance or rejection of any subscription.

        (h)   At the Initial Closing, provide the Placement Agent with the Lock-Up Agreements set forth in Article 10(f) of this Agreement.

        (i)    File five (5) copies of a Notice of Sales of Securities on Form D with the SEC no later than 15 days after the first sale of the Securities, if required by law. The Company shall file promptly such amendments to such Notices on Form D as shall become necessary and shall also comply with any filing requirement imposed by the laws of any state, province or jurisdiction in which offers and sales are made, including all appropriate "blue sky" filings pursuant to documentation prepared by the Placement Agent's counsel. The Placement Agent's counsel shall furnish the Placement Agent and the Company with copies of all filings made hereunder with respect to the laws of any such state, province, or jurisdiction and the Company shall furnish the Placement Agent with copies of all such filings with the SEC.

        (j)    Place substantially the following legend on all certificates representing the Shares and the Warrants:

        "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE COMPANY, IS AVAILABLE."

        (k)   Not, directly or indirectly, engage in any act or activity which may jeopardize the status of the offering and sale of the Units as exempt transactions under the Securities Act or under the securities or "blue sky" laws of any jurisdiction in which the Placement may be made.

        (l)    Apply the net proceeds from the sale of the Units for the purposes set forth under the caption "Use of Proceeds" in the Memorandum in the manner indicated thereunder.

        (m)  Not, during the period commencing on the date hereof and ending on the Final Closing Date, issue any press release or other communication or hold any press conference with respect to the Company, its financial condition, results of operations, business properties, assets, liabilities or future prospects of the Placement, without the prior written consent of the Placement Agent, which consent will not be unreasonably withheld.

        (n)   Not, prior to the completion of the Placement, bid for, purchase, attempt to induce others to purchase, or sell, directly or indirectly, any shares of Common Stock or any other securities in violation of the provisions of Regulation M under the Exchange Act.

        (o)   Use its good faith best efforts after the date hereof to become compliant with all aspects of the Sarbanes-Oxley Act of 2002 ("Sarb-Ox") and the rules and regulations promulgated thereunder that are applicable to the Company at the date of this Agreement and the rules and regulations with respect to Sarb-Ox that are now or will be applicable to the Company from time to time including, without limitation, those provisions relating to loans to Company officers and directors (it being covenanted and agreed to by the Company that it shall not, after the date hereof, make any loans to any officer or director of the Company).

        (p)   Not, for a period of one (1) year from the Final Closing Date, increase the base salary of any officer of the Company in excess of five percent (5%) per year.

        (q)   Within 60 days following the Final Closing Date, prepare and file with the SEC an appropriate registration statement (collectively, the "Registration Statement") for the purpose of registering for public resale: (i) the Common Stock and the Warrant Shares sold as part of the Units and (ii) the Placement Agent Warrant Shares. The Company shall use its good faith best efforts to cause such Registration Statement to be declared effective within 120 days of the Final Closing Date. In the event that the Registration Statement is not filed with the SEC within 60 days of the Final Closing Date or is not declared effective within 120 days of the Final Closing or the registration does not stay effective for 30 consecutive days (subject to extension as described in Annex A to the Subscription Agreement), then the number of shares of Common Stock included within each Unit and the number of Warrant Shares underlying the Warrants shall be increased by two percent (2%) for each new 30 day period (pro rata) following such 120, 60 or 30 day period, as the case may be. The Company agrees to take all actions as are necessary to keep the Registration Statement effective until the earlier of: (i) the third anniversary of the first date on which no Warrants remain unexercised or unexpired or (ii) the date on which all Registrable Securities (as defined in the Memorandum) underlying the Units may be sold without any restrictions under Rule 144 during any 90 day period in accordance with all Rules and Regulations regarding sales of securities pursuant to Rule 144. The

Company shall bear all expenses of the Registration Statement, including fees and expenses, if any, of counsel or other advisors to the Investors and Placement Agent, which fees and expenses shall (i) equal ten thousand dollars ($10,000), and (ii) come from the proceeds of the Initial Closing and be placed in escrow with the Company or its counsel. The Company shall also pay all reasonable legal fees of the Company's counsel for any "144 opinions" or other opinions which are required by the Investors or the Placement Agent in connection with any sales or dispositions of Securities made by such parties under Rule 144 or any other applicable sale or transfer (including, without limitation, sales made pursuant to prospectus delivery, or the reasonable legal fees of counsel to the Investors or the Placement Agent if the Company's counsel declines to provide any such opinion). In addition to the foregoing, the Company also grants to the Placement Agent, with respect to the Placement Agent Warrant Shares, each of the registration rights and the anti-dilution protections granted to the Investors in the Placement, as such rights are memorialized, respectively, on Annex A and Annex B to the Subscription Agreement, such Annexes being incorporated by reference herein.

        (r)   Have written employment agreements having a term of at least one year in place with Steven Strasser, Chairman and Chief Executive Officer, BJ Lackland, Interim Chief Financial Officer and Chief Operating Officer, and Nicholas Anderson, Chief Technology Officer.

        (s)   Use its best efforts to obtain the approval of the listing of its Common Stock on the Nasdaq SmallCap Market as soon as reasonably possible following the date on which the Company complies with all of the listing criteria thereof.

        (t)    Within three (3) months of the Initial Closing, engage a financial public relations firm acceptable to the Placement Agent, to provide its services to the Company for a period of no less than twelve (12) months from the date the Company engages such firm.

        (u)   Not, and will not knowingly, make an offer of Units, or of any securities, the offering of which may be integrated with the Placement, by any form of general solicitation or general advertising in violation of Rule 502(c) of Regulation D such as would cause the offering of Units not to qualify under Section 4(2) of the Securities Act as a transaction exempt from Section 5 thereof. The Company has not and will not supply in writing for inclusion in the Memorandum or any related sales materials any information relating to the Company containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make such information, in light of the circumstances under which it is used, not misleading.

        (v)   Prior to the Initial Closing, arrange for all of the holders of all shares of outstanding Series A-1 Convertible Preferred Stock (4,714,279 shares) to convert such shares into an aggregate of 3,918,848 shares of Common Stock.

        (w)  In addition to the foregoing, to the extent not set forth herein, the Placement Agent may rely on the covenants made by the Company in the Subscription Documents used in connection with the Placement.

10.   CONDITIONS OF THE PLACEMENT AGENT'S OBLIGATIONS

        The obligations of the Placement Agent pursuant to this Agreement shall be subject, in its discretion, to the continuing accuracy of the representations and warranties of the Company contained herein and in each certificate and document contemplated under this Agreement to be delivered to the Placement Agent or otherwise at any Closing (including, without limitation, all Subscription Documents and all Company Documents), as of the date hereof and as of the Initial Closing Date or the date of any Closing subsequent to the Initial Closing Date, to the performance by the Company of its obligations hereunder, and to the following conditions:

        (a)   The Initial Closing and each Subsequent Closing, the Placement Agent shall have received certificates for the Shares sold to the Investors in the Placement, duly executed and made out in the name of such Investors for the amount of Shares purchased.

        (b)   At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received warrant certificates for the Warrants sold to the Investors in the Placement, duly executed and made out in the name of such Investors for the amount of the Warrant Shares which may be received upon the exercise thereof.

        (c)   At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received warrant certificates for the Placement Agent Warrants issued to the Placement Agent in the Placement, duly executed and made out in the names to be designated by the Placement Agent for the amount of Placement Agent Warrant Shares which may be received upon the exercise thereof.

        (d)   At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received the applicable fees payable to the Placement Agent as described in Section 3 hereof.

        (e)   At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received the favorable opinion of Jones Vargas, as special counsel for the Company, such opinion to be in the form and substance customary for transactions such as the Placement and reasonably satisfactory to the Placement Agent and such counsel. Such opinion of Jones Vargas shall contain, among other customary opinions, and subject to customary qualifications, the following required legal opinions:

          (i)    The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority necessary to own or hold its properties and conduct its business, and is duly qualified or licensed to do business as a foreign corporation in each other jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to so qualify or be licensed would not have a Material Adverse Effect;

          (ii)   Each Subsidiary is validly existing and is in good standing under the laws of the jurisdiction of its organization, has the power and authority to own its properties and to conduct its business and is duly qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized and in good standing could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Company Documents, all of the issued and outstanding shares of capital stock of each Subsidiary are owned by the Company and, to the knowledge of such counsel, all such issued and outstanding shares have been duly authorized and validly issued, and are non-assessable. To the knowledge of such counsel, and except as disclosed in the Memorandum and the Company Documents, the Company owns the outstanding capital stock of each Subsidiary free and clear of any Liens.

          (iii)  Each of this Agreement, the Escrow Agreement by and among the Placement Agent, the Company and the Escrow Agent, the shares of Common Stock, the Warrants, the Placement Agent Warrants and the Subscription Documents has been duly and validly authorized, executed and delivered by the Company, and is the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally and to general equitable principles.

          (iv)  The authorized capital stock of the Company as of the date hereof (before giving effect to the transactions contemplated by this Agreement) is as set forth in the Memorandum.

          (v)   The Securities have been duly authorized, validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof. The Shares, the Warrant Shares and the Placement Agent Warrants have all been duly reserved, and when issued in accordance with the terms of the Placement, will be validly issued, fully paid and nonassessable and not subject to preemptive or any other similar rights and no personal liability will attach to the ownership thereof;

          (vi)  Assuming: (A) the accuracy of the information provided by the Investors in the Subscription Documents, and (B) that the Company and the Placement Agent have complied in all material respects with the requirements of Section 4(2) of the Securities Act (and the provisions of Regulation D promulgated thereunder), the issuance and sale of the Units and the Placement Agent Warrants issued to the Placement Agent are exempt from registration under the Securities Act and Regulation D promulgated thereunder;

          (vii) To the best knowledge of such counsel, after due investigation, neither the execution and delivery of this Agreement and the Warrants, nor compliance with the terms hereof, nor the consummation of the transactions herein contemplated, has, nor will, conflict with, result in a breach of, or constitute a default under the Articles of Incorporation or Bylaws of the Company, or any material contract, instrument or document to which the Company or any Subsidiary is a party (which material contract, instrument or document will be enumerated on a schedule to such opinion provided by the Company), in each case as of the date of such opinion. To the knowledge of such counsel none of such material contracts, instruments or documents violate any applicable law, rule, or regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company or any of its properties or business to which the Company is subject;

          (viii) To the best knowledge of such counsel, there are no claims, actions, suits, investigations or proceedings before or by any arbitrator, court, governmental authority or instrumentality pending or threatened against or affecting the Company or involving the properties of the Company, an unfavorable outcome to which would have a Material Adverse Effect, except as set forth in or contemplated by the Memorandum or Subscription Documents.

          (ix)  such counsel has reviewed the Memorandum, the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004, (the "SEC Reports") and, based upon such review, nothing has come to the attention of such counsel to cause such counsel to believe that the Memorandum or the SEC Reports contained any untrue statement of a material fact required to be stated therein or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing opinion shall specifically exclude and shall not cover: (A) any matters relating to the Intellectual Property of the Company or the Subsidiaries, (B) any audited or unaudited financial statements or Schedules of the Company (including footnotes thereto and all other financial disclosures contained therein or occurring subsequent thereto), and (C) any documents incorporated by reference in the Memorandum or the SEC Reports.

          (x)   The statements in the Memorandum about the Company's technology and intellectual property as described on Exhibit "C" hereto are accurate and fair summaries of the legal matters referred to therein. Nothing has come to such counsel's attention that causes them to believe that the intellectual property information in the Memorandum contains any untrue statement of material fact or omitted to state any material fact required to be stated therein to make the statements therein not misleading.

        (f)    At the Initial Closing and each Subsequent Closing, the Placement Agent shall have received the favorable opinion of Klarquist Sparkman LLP, special intellectual property counsel for the Company, substantially in the form attached hereto as Schedule D.

        (g)   At the Initial Closing, the Placement Agent shall have received "lock-up" agreements, in the form to be agreed upon by the Company and the Placement Agent, duly executed by each director, officer and holder of five percent (5%) or more of the Company's Common Stock as of the Closing, which "lock-up" agreement shall provide that such persons shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock of the Company (currently owned or hereafter acquired by them, through the exercise of warrants or options, or otherwise) for a period of twelve (12) months from the date upon which the Registration Statement is declared effective ( the "Effective Date") by the SEC (the "Lock-Up Period"); provided, however, that the Lock-Up Period shall terminate if at any time after the date which is ninety (90) days after the Effective Date, the 20-day average of the closing bid price of the shares of Common Stock on the OTC Bulletin Board. exceeds two hundred percent (200%) of the Common Stock Purchase Price.

        (h)   At each Closing, the Placement Agent shall have received a certificate of the Chief Executive Officer of the Company, dated, as applicable, as of the date of such Closing: (i) to the effect that, as of the date of this Agreement and as of the applicable date, the representations and warranties of the Company contained herein were and are accurate, and that, as of the applicable date, the obligations to be performed by the Company hereunder on or prior thereto have been fully performed, and (ii) with respect to the incumbency of the officers of the Company executing the documentation delivered at such Closing.

        (i)    At each Closing, the Placement Agent shall have received a certificate of the Secretary of the Company, dated, as applicable, as of the date of such Closing, certifying to the charter, by-laws, good standing in their respective states of incorporation and board resolutions relating to the Placement of, as applicable, the Company and the Subsidiaries.

          (i)    All proceedings taken in connection with the issuance, sale and delivery of the Securities shall be reasonably satisfactory in form and substance to the Placement Agent and its counsel.

        (j)    On or prior to or following the Initial Closing Date or the date of any Subsequent Closing, as the case may be, the Placement Agent shall have been furnished with: (i) such information, documents and certificates as it may reasonably require for the purpose of enabling it to review the matters referred to in this Section 10 and in order to evidence the accuracy, completeness or satisfaction of any of the representations, warranties, covenants, agreements or conditions herein contained, and (ii) such other closing documentation as may be required in order to affect the applicable Closing or as the Placement Agent may otherwise reasonably request.

        (k)   Any certificate or other document signed by any officer of the Company and delivered to the Placement Agent and its counsel as required hereunder shall, unless stated otherwise therein, be deemed a representation and warranty by the Company hereunder as to the statements made therein. If any condition to the Placement Agent's obligations hereunder have not been fulfilled as and when required to be so fulfilled, the Placement Agent may terminate this Agreement or, if the Placement Agent so elects, in writing waive any such conditions which have not been fulfilled or extend the time for their fulfillment. In the event that the Placement Agent elects to terminate this Agreement, the Placement Agent shall notify the Company of such election in writing. Upon such termination, neither party shall have any further liability nor obligation to the other except as provided in Section 11 hereof.

        (l)    If there is more than one Closing, then at each such Closing there shall be delivered to the Placement Agent updated opinions, certificates or other information described in this Section 10.

11.   INDEMNIFICATION

        (a)   The Company agrees to indemnify and hold harmless the Placement Agent, any person who controls the Placement Agent within the meaning of the Securities Act, Section 20(a) of the Exchange Act or any applicable statute, and each partner, director, officer, employee, counsel, agent and representative of the Placement Agent and its representatives from and against any loss, damage, expense, liability or claim, or actions or proceedings in respect thereof (including, without limitation, reasonable attorneys' fees and expenses incurred in investigating, preparing or defending against any litigation commenced, collectively "Damages") which any such person or entity may incur or which may be made or brought against any such person arising out of or based upon: (i) any breach of any of the agreements, representations or warranties of the Company contained in or contemplated by this

Agreement or the Subscription Documents, including, without limitation, those arising out of or based on any alleged untrue statement of a material fact or omission to state a material fact required to be stated in the Memorandum or the Subscription Documents or necessary in order to make the statements appearing therein not misleading in the light of the circumstances in which they were made, (ii) any violation by the Company of any federal or state securities laws attributable to the Placement, or (iii) any violation of law by the Company or any affiliate thereof, or any director, officer, employee, agent or representative of any of them, related to or arising out of the Placement. This indemnity agreement by, and the agreements, warranties and representations of, the Company shall survive the offer, sale and delivery of the Units and the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified hereunder, and termination of this Agreement and acceptance of any payment for the Units hereunder.

        (b)   The Placement Agent agrees to indemnify and hold harmless the Company and its affiliates, any person who controls any of them within the meaning of the Securities Act, Section 20(a) of the Exchange Act or any applicable statute, and each officer, director, employee, counsel, agent and representative of the Company or any of its affiliates from and against any Damages which any such person or entity may incur or which may be made or brought against any such person, but only to the extent the same arises out of or is based upon: (i) any breach of any of the agreements, representations or warranties of the Placement Agent contained in or contemplated by this Agreement, or (ii) any untrue statement of a material fact in any information provided to the Company in writing by the Placement Agent, expressly for use in and used in the Memorandum, or (iii) any violations of federal or state securities or other laws by the Placement Agent or its officers, directors, employees or agents. This indemnity agreement by, and the agreements, warranties and representations of, the Placement Agent shall survive the offer, sale and delivery of the Units and the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified hereunder, and termination of this Agreement and acceptance of any payment for the Units hereunder.

        (c)   If any action is brought against a party (the "Indemnified Party") in respect of which indemnity may be sought against one or more other parties (the "Indemnifying Party" or "Indemnifying Parties"), the Indemnified Party shall promptly notify the Indemnifying Party or Parties in writing of the institution of such action; provided, however, the failure to give such notice shall not release the Indemnifying Party or Parties from its or their obligation to indemnify the Indemnified Party hereunder except to the extent the Indemnifying Party actually incurs damage by reason of such failure and shall not release the Indemnifying Party or Parties from any other obligations or liabilities to the Indemnified Party in any event. The Indemnifying Party or Parties may at its or their own expense elect to assume the defense of such action, including the employment of counsel reasonably acceptable to the Indemnified Party; provided, however, that no Indemnifying or Indemnified Party shall consent to the entry of any judgment or enter into any settlement by which the other party is to be bound without the prior written consent of such other party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party or Parties assume a defense hereunder, the Indemnified Party shall be entitled to retain its own counsel in connection therewith and, except as provided below, shall bear the fees and expenses of any such counsel, and counsel to the Indemnified Party or Parties shall cooperate with such counsel to the Indemnifying Party in connection with such proceeding. If an Indemnified Party reasonably determines that there are or may be differing or additional defenses available to the Indemnified Party which are not available to the Indemnifying Party, or that there is or may be a conflict between the respective positions of the Indemnifying Party and of the Indemnified Party in conducting the defense of any action, then the Indemnifying Party shall bear the reasonable fees and expenses of any counsel retained by the Indemnified Party in connection with such proceeding. All references to the Indemnified Party contained in this Section 11(c) include, and extend to and protect with equal effect, any persons who may control the Indemnified Party within the meaning of the Securities Act, Section 20(a) of the Exchange Act or any applicable statute, any successor to the

Indemnified Party and each of its partners, officers, directors, employees, agents and representatives. The indemnity agreements set forth in this Section 11 shall be in addition to any other obligations or liabilities of the Indemnifying Party or Parties hereunder or at common law or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Placement Agent be obligated to indemnify any person or entity in an amount in excess of the gross consideration received by the Placement Agent for services rendered hereunder.

        (d)   Notwithstanding the provisions of Sections 11(a) and 11(b) hereof, no Indemnified Party hereunder shall be entitled to or receive indemnification pursuant to this Agreement if it is determined by a court of competent jurisdiction (not subject to appeal) that the Damages in question were caused primarily by the gross negligence or willful misconduct of such Indemnified Party.

        (e)   If recovery is not available under the foregoing indemnification provisions of this Section 11, for any reason other than as specified therein, the party entitled to indemnification by the terms thereof shall be entitled to contribution to losses, damages, liabilities and expenses of the nature contemplated by such indemnification provisions. In determining the amount of such contribution, there shall be considered the relative benefits received by the Company on the one hand, and the Placement Agent on the other hand from the Placement (which shall be deemed to be the portion of the proceeds of the Placement realized by each party), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, the relative culpability of the parties, the relative benefits received by the parties and any other equitable considerations appropriate under the circumstances. No party shall be liable for contribution with respect to any action or claim settled without its consent. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 11, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 11 or otherwise. For purposes of this Section 11, each person, if any, who controls a party to this Agreement within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as that party to this Placement Agreement.

12.   MISCELLANEOUS

        (a)   The agreements set forth in this Agreement have been made and are made solely for the benefit of the Company, the Placement Agent, and the respective affiliates, heirs, personal representatives and successors and permitted assigns thereof, and except as expressly provided herein nothing expressed or mentioned herein is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any representation, warranty or agreement herein contained. The term "successors and assigns" as used herein shall not include any purchaser of any Units merely because of such purchase.

        (b)   As used herein, the words "include" or "including" shall be interpreted to mean "including, without limitation."

        (c)   Neither party will be liable to the other by reason of any failure in performances of this Agreement if the failure arises out of the unavailability of third party communication facilities or energy sources or acts of God, acts of governmental authority, fires, strikes, delays in transportation, riots or war, or any cause beyond the reasonable control of such party.

        (d)   Any notice or other communication required or appropriate under the provisions of this Agreement shall be given in writing (and may be delivered by facsimile transmission, with confirmation of receipt) addressed as follows: (i) if to the Company, at the address set forth on the first page of this

Agreement, Attention: Steven Strasser; with a copy to Craig H. Norville, Esq., Jones Vargas, 3773 Howard Hughes Parkway, Third Floor South, Las Vegas, Nevada 89109 and (ii) if to the Placement Agent, Joseph Stevens & Company, Inc., 59 Maiden Lane, 32nd Floor, New York, NY 10038, Attention: Mr. Joseph Sorbara; with a copy to Ellenoff Grossman & Schole LLP, 370 Lexington Avenue, New York, New York 10017, Attention: Barry I. Grossman, Esq., or at such other address as any party may designate to the others in accordance with this Section 12(c).

        (e)   This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law provisions thereof (other than Section 5-1401 of the New York General Obligations Law).

        (f)    Any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York. The parties hereto hereby: (i) waive any objection which they may now have or hereafter have to the venue of any such suit, action or proceeding, and (ii) irrevocably consent to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon a party mailed by certified mail to such party's address shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding.

        (g)   This Agreement constitutes the entire agreement between the parties hereto with respect to the Placement and the subject matter hereof and supercedes any and all prior agreements (including that certain letter of intent between the parties hereto dated April 18, 2005), and may be amended or modified only by a duly authorized writing signed by such parties. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original and all of which shall constitute a single instrument.

[Signature Page Follows]

        This Placement Agency Agreement is executed and shall be effective as of June 1, 2005

Very truly yours,
JOSEPH STEVENS & COMPANY, INC.
By:	Name: Joseph Sorbara Title: Chief Executive Officer
ACCEPTED AND AGREED TO:
POWER EFFICIENCY CORPORATION
By:	Name: Steven Strasser Title: President and Chief Executive Officer

[Signature Page to Placement Agency Agreement]

SCHEDULE A

Registration Rights

Holder	Rights
Holders of stock purchase warrants granted to the purchasers of Senior Secured Notes	1,981,517 shares is issuable on exercise of warrants
Summit Energy Ventures, LLC, and Commonwealth Energy Corporation	7,052,950 shares in the aggregate[1]
Holders of stock options granted under 1994 Plan	66,236 shares in the aggregate issuable on exercise of options[1]
Holders of stock options granted under 2000 Plan	Up to 13 million shares in the aggregate issuable on exercise of options[1]
Holders of stock purchase warrants granted to private investors and others	1,325,700 shares issuable on exercise of warrants

1
Includes shares subject to Lock-up Agreements to be executed at the Initial Closing.

SCHEDULE B

Antidilution Rights

Holder	Rights
None, after conversion of all Series A-1 Convertible Preferred Stock as a condition to the Initial Closing	—

SCHEDULE C
Intellectual Property Schedule

1.
Patent: # 5,821,726

2.
Trademark: "Power Commander"

3.
Domain Name: www.powerefficiencycorp.com

4.
Existing Product(s):

a.
The Three Phase Performance Controller: This is one basic technology that is sold in multiple forms, called "platforms", for three phase AC induction motors with a variety of voltages and horsepowers.

5.
Products in Development:

a.
Single Phase Controller—This provides energy savings for single phase motors under specific conditions. This product is in highly developed prototype form and is sometimes sold for tests, but it needs further testing, development and certification before it can be truly commercialized.

b.
Motor Starter—This combines the ability to starts an AC induction motor with soft start and energy savings features. This product needs additional development and certification before it can be commercialized.

c.
Digitized Controller—This is really an improvement of the Company's existing controller that involves translating the analog circuitry into digital form. An engagement with an engineering firm regarding this endeavor has just begun, so the development has not yet seen any significant progress.

6.
Secured Notes: As discussed in the Memorandum, the Company issued, in October 2004 and, through a second closing, in February 2005, senior secured notes through a placement managed by Pali Capital. These notes are secured by all the assets of the Company.

7.
Exclusivity: The Company has provided WAHAMA LLC, an entity based in Oklahoma, with an exclusive right to act as the Company's sales agent for China.

Schedule D
Form of Opinion

CONFIDENTIAL

[Date]

Joseph Stevens & Company, Inc.
59 Maiden Lane, 32nd Floor
New York, NY 10038

Re:    Power Efficiency Corporation (the "Company")

Ladies and Gentlemen:

        We are special counsel to the Company with respect to intellectual property as explained in paragraphs 1 and 2 below. This letter is furnished to you in connection with the Placement Agency Agreement by and between the Company and Joseph Stevens and Company, Inc. dated June 1, 2005. Except as otherwise defined herein, capitalized terms used in this letter are defined as set forth in the Confidential Private Placement Memorandum, dated June 1, 2005 (the "PPM") of the Company. We hereby inform you as follows:

        1.     We are aware that Joseph Stevens & Company, Inc. ("JS") is acting as the placement agent in connection with the Offering and that this letter is being delivered in connection with the fulfillment of the Company's obligations to JS in connection with the Offering. This letter will not be distributed as a part of, in support of, or along with the PPM.

        2.     We have been retained in this matter to review: (i) U.S. Patent No. 5,821,726 (the '726 Patent); (ii) the prosecution history for the '726 Patent as provided to us by the U.S. Patent and Trademark Office; (iii) the references cited in such prosecution history; (iv) any other patents produced to us by the Company and solely as identified on the attached Appendix A, (v) the prosecution history for the related PCT Application, No. WO 98/32215 as provided to us by                        ; (v) the references cited in such PCT prosecution history. We have also been retained to procure a standard title search of the assignment records in the U.S. Patent and Trademark Office for the '726 Patent and to review the report of such search.

        3.     Based on our review of the materials identified in paragraph 2 above, we are unaware of any reason why any claims of the '726 Patent would be held invalid or unenforceable. It is understood that: (a) we have not conducted any review of any additional materials other than those set forth in paragraph 2 above, and (b) such additional materials may well be relevant and support or mandate a view contrary to our opinion as set forth above.

        4.     It is also understood that matters of validity and enforceability involve substantial subjective determinations about which differing persons may reasonably disagree. As result, although our opinions are as stated above, we make no guarantee or representation that third parties, including without limitation third party competitors or a Court, would agree.

        5.     Based on our review of the title search report, we are not aware of any reason why the title to the '726 Patent is not owned by Power Efficiency Corporation. According to the title search report attached as Appendix C, the '726 Patent was assigned by Nicholas Anderson of Queens, New York, to Power Efficiency Corporation on                        . We note that the '726 Patent was filed by a Nicholas Anderson of Queens, New York, as the sole inventor, and the '726 Patent as issued identifies Nicholas Anderson of Queens, New York, as the sole inventor. The search report indicates no prior or subsequent assignments, so assuming the validity of the Anderson assignment, in our opinion Power Efficiency has title to the '726 Patent provided:

  A.
  Power Efficiency has not assigned the '726 Patent to a third party and either such assignment has not been recorded with the U.S. Patent and Trademark Office (PTO) or has been filed with the PTO but has not yet been recorded by the PTO (for example, delays of nine months in recording can occur if the recording is by mail); and

  B.
  the attached Anderson assignment is supported by adequate consideration, is not in violation of any applicable employee inventor assignment or ownership statutes, and is otherwise valid.

        We have asked the Company if it has assigned the '726 Party to any third party, and the Company has advised us that it has not done so. We have not investigated any representations by the Company or if the attached Anderson assignment may be invalid for any reason, but we are unaware of any reason such assignment is invalid nor have we been informed of any claim of invalidity of such assignment.

        6.     Please note that our review of title to the '726 Patent does not include any consideration of whether there are encumbrances of the '726 Patent or licenses granted under the '726 Patent to any third parties.

7.
We have not conducted any investigation of the Company's products or services or whether any of the Company's products or services infringe or have been accused of infringing any intellectual property of any third party (including no such investigation or consideration in connection with our work as set forth above); and we express no opinion of non-infringement by the Company or any of its products or services. We are, however, unaware of any infringement accusation against the Company or any of its products or services or that the Company or any of its products or services may have infringed or may be infringing any third party intellectual property.

Very truly yours,
KLARQUIST SPARKMAN LLP
Robert C. Ryan

QuickLinks

  Exhibit 10.51
PLACEMENT AGENCY AGREEMENT
SCHEDULE A
SCHEDULE B
SCHEDULE C Intellectual Property Schedule
Schedule D Form of Opinion